FOR IMMEDIATE RELEASE

DATE:                               December 5, 2011
CONTACT:                      Thomas D. Cestare
           Executive Vice President and Chief Financial Officer
PHONE:                            (215) 864-6009

BENEFICIAL MUTUAL BANCORP, INC. TO ACQUIRE SE FINANCIAL CORP.

PHILADELPHIA, PENNSYLVANIA, December 5, 2011 — Beneficial Mutual Bancorp, Inc. (“Beneficial”) (NASDAQGS: BNCL), the holding company for Beneficial Mutual Savings Bank (“Beneficial Bank”), and SE Financial Corp. (“SE Corp”) (Pink Sheets:  SEFL), the holding company for the St. Edmond’s Federal Savings Bank(“St. Edmond’s”), announced today the signing of a definitive merger agreement pursuant to which shares of SE Corp will be exchanged for the right to receive $14.50 in cash per share, and St. Edmond’s will be merged into Beneficial Bank.  The transaction is valued at approximately $30.6 million.

St. Edmond’s assets totaled $303 million at September 30, 2011, and it operates 5 banking offices in the greater Philadelphia area.  The transaction, approved by the boards of directors of both companies, will enhance Beneficial’s already strong presence in southeastern Pennsylvania, and will increase market share in the Philadelphia and Delaware counties.  Additionally, the merger will give Beneficial branches in Roxborough, PA and Deptford, NJ.

Gerry Cuddy, Chairman and Chief Executive Officer of Beneficial, said, “This merger with SE Corp demonstrates Beneficial’s commitment to growth in the Philadelphia market.  Beneficial Bank and St. Edmond’s have both been in the Philadelphia area for over 100 years.  Combining our two well-established and well-respected companies will create an enhanced community banking franchise that is better positioned to serve our customers, our employees and our communities.”

Mr. Cuddy added, “We look forward to working with SE Corp’s talented management team and employees to fulfill our mission of helping our customers do the right thing financially.”

Marcy C. Panzer, Chairman of SE Corp, said, "We are excited to be joining Beneficial, a company that has served the Philadelphia market for generations.  Both Beneficial and SE Corp share similar values and a common commitment to local decision making, exceptional personal service and community support.  Our merger with Beneficial will allow us to deepen our customer relationships and provide access to a wide array of products, services, and locations.”

Pamela Cyr, President and Chief Executive Officer, added “We recognize and are grateful for the contributions our employees have made to our success.  Beneficial’s culture and focus on the importance of their employees is consistent with our philosophy and will drive the future growth of the combined company.”

The transaction is expected to be completed in the second quarter of 2012 subject to normal banking regulatory and SE Corp shareholder approval.  Under the terms of the agreement Ms. Panzer will be appointed to the Board of Directors of Beneficial and Beneficial Bank.

Beneficial expects the transaction to be immediately accretive to EPS in 2012, excluding one-time costs, and will result in approximately 1.7% dilution to fully-converted tangible book value at closing.

Certain company information regarding Beneficial and SE Corp as of September 30, 2011 is set forth below.

(In 000's)	SE Corp	Beneficial	Combined

Assets	$ 303,296	$4,632,608	$ 4,935,904
Loans	193,363	2,687,415	2,880,778
Deposits	268,750	3,601,697	3,870,447
Total Equity	26,198	628,493	654,691

Beneficial was advised in this transaction by the investment banking firm of Sandler O'Neill + Partners, L.P., as well as the law firm of Stradley Ronon Stevens & Young, LLP.  SE Corp was advised by the investment banking firm of FinPro, Inc. and the law firm of Malizia Spidi & Fisch, PC.

About Beneficial Mutual Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853.  Beneficial is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 60 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Beneficial Bank. For more information about the Beneficial Bank and Beneficial, please visit www.thebeneficial.com.

About SE Financial Corp.

SE Financial Corp. is the holding company for St. Edmond’s Federal Savings Bank, a federally chartered stock savings institution with five Neighborhood Banking Offices serving South Philadelphia, Roxborough, Ardmore and Drexel Hill, Pennsylvania and Deptford, New Jersey. SE Financial Corp. is incorporated under the laws of the Commonwealth of Pennsylvania and its executive offices are located at 1901-03 East Passyunk Avenue, Philadelphia, Pennsylvania 19148.  For any questions regarding SE Financial Corp. please contact Pamela M. Cyr at (215) 468-1700.  For more information about SE Corp. and St. Edmond’s, please visit www.stedmondsfsb.com.

Forward Looking Statements

This press release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on Beneficial’s and SE Corp’s current expectations, estimates and projections about future events. This includes statements regarding the timing of the merger completion, the business plans and integration efforts once the transaction is complete, Beneficial’s ability to expand its services and realize growth and efficiencies through the acquisition of SE Corp, Beneficial’s expectations regarding the internal rate of return on the acquisition, merger-related expenses and the impact of the transaction on Beneficial’s earnings, market share and capital position. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as whether the merger will be approved by the shareholders of Beneficial and SE Corp or by regulatory authorities, whether each of the other conditions to closing set forth in the merger agreement will be met, Beneficial’s ability to integrate SE Corp as planned and the general effects of financial, economic, regulatory and political conditions affecting the banking and financial services industries. Accordingly, actual results may differ materially. Neither Beneficial nor SE Corp undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional factors that may affect future results, please see filings made by Beneficial with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2010, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.